EXHIBIT 99.1
                                 FOR IMMEDIATE RELEASE
                                           FOR FURTHER INFORMATION:
                                                                                  Investor Relations: Joan Wolf
                                                                                                           631-650-6201
                                                                         BlissPR: John Bliss:  212-840-1661

VICON REPORTS SECOND QUARTER RESULTS

HAUPPAUGE, NY, May 8, 2009 - Vicon Industries, Inc. (NYSE Amex: VII), a leading designer and producer of video security and surveillance systems, today reported operating results for the second fiscal quarter ended March 31, 2009.   The announcement was made by Chairman and CEO Ken Darby, who said net income and EPS increased sharply even though significant unfavorable foreign currency movement served to depress sales growth.

Net sales for the second fiscal quarter were $14.7 million, a decrease of 4% compared with $15.3 million in the second quarter of the prior fiscal year.  If foreign currency denominated sales were converted at the same exchange rate as the prior year period, sales for the current quarter would have been $15.6 million, up 2%.  Net income totaled $390,000 ($.08 per diluted share), compared with net income of $206,000 ($.04 per diluted share) in the prior year quarter.

For the six months, net sales were $30.4 million, a decrease of 2% compared with $31.0 million in the first six months of the prior fiscal year.  If foreign currency denominated sales were converted at the same exchange rate as the prior year period, sales for the current six months would have been $32.0 million, up 3%.       Net income totaled $898,000  ($.19 per diluted share) compared with net income of $551,000 ($.11 per diluted share) in the prior year six-month period.

Commenting on the second quarter results, Mr. Darby said U.S. sales were flat at $7.6 million while foreign sales were $7.1 million, down 8% from $7.7 million in the year ago period.  “European revenues denominated in British pounds or Euros were negatively affected when translated into U.S. dollars as a result of the recent rise in the value of the U.S. dollar.  On a comparative basis with the prior year, sales in Pounds or Euros before translation to U.S. dollars were actually up 18% in the quarter”, noted Mr. Darby.  Orders for the March quarter were $14.1 million compared with $15.9 million for the year ago period.  The backlog of unfilled orders at March 31, 2009 was $5.9 million, up $2 million from the start of the fiscal year.

Gross margins in the second quarter were essentially unchanged at 44.6% compared with 44.3% in the prior year quarter.  “Maintaining margin was a significant achievement in light of the weak European currencies coupled with the fact that almost all of our products are dollar cost based,” said Mr. Darby.  Operating costs in the second quarter declined $534,000 to $5.9 million principally as a result of the weakening of foreign currencies against the U.S. dollar.

The Company’s financial position continued to strengthen throughout the first six months of fiscal 2009 as Vicon generated $2.6 million of cash from operations of which $838,000 was used to repurchase Company stock.  At March 31, 2009, working capital climbed to $28.8 million or 4.7 to 1 and net tangible assets totaled $33.3 million, equal to $7.25 per outstanding share, $2.49 of which was represented by cash.

“Vicon continues to pursue an aggressive IP video development schedule and will showcase its latest products at the upcoming IFSEC trade show in Birmingham, England.  The electronic access control integration with our video management application ViconNet® is nearing completion and we expect customer deliveries in the first quarter of 2010”, said Mr. Darby

There has been no change in the status of the patent litigation from that previously reported.  “We are waiting for the decision by the U.S. Patent Office Board of Appeals and Interferences”, commented Mr. Darby.

Vicon Industries, Inc. designs, engineers, manufactures, assembles and markets a wide range of video systems and system components used for security, surveillance, safety and communication purposes by a broad group of end users worldwide.

This news release contains forward-looking statements that involve risks and uncertainties.  Statements that are not historical facts, including statements about the adequacy of reserves, estimated costs, Company intentions, probabilities, beliefs, prospects and strategies and its expectations about expansion into new markets, growth in existing markets, enhanced operating margins or growth in its business, are forward-looking statements that involve risks and uncertainties.  Actual results and events may differ significantly from those discussed in the forward-looking statements and the Company undertakes no obligation to publicly update or revise any forward-looking statements.

(Table of Operations Attached)

Table of Operations

Vicon Industries, Inc.

Condensed Statements of Operations

(Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2009	2008	2009	2008

Net sales	$14,706,000	$15,335,000	$30,407,000	$30,979,000

Gross profit	6,557,000	6,796,000	13,704,000	13,724,000

Selling, general and
administrative expense	4,565,000	4,950,000	9,369,000	9,968,000

Engineering and development
expense	1,373,000	1,521,000	2,900,000	2,915,000

Operating income	619,000	325,000	1,435,000	841,000

Income before income taxes	620,000	375,000	1,428,000	948,000

Income tax expense	230,000	169,000	530,000	397,000

Net income	$390,000	$206,000	$898,000	$551,000

Earnings per share:

Basic	$.08	$.04	$.19	$.11

Diluted	$.08	$.04	$.19	$.11

Shares used in computing
earnings per share:

Basic	4,619,000	4,810,000	4,648,000	4,806,000

Diluted	4,721,000	4,998,000	4,745,000	5,032,000